Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	May 2, 2016
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
SECOND QUARTER FINANCIAL RESULTS
ROANOKE, Va. (May 2, 2016)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $3,111,447or $0.65 per average share outstanding for the quarter ended March 31, 2016. This compares to consolidated earnings of $2,779,344 or $0.59 per average share outstanding for the quarter ended March 31, 2015. CFO Paul Nester attributed the increase to improved utility margins, customer growth and lower operating expenses.
Earnings for the twelve months ending March 31, 2016 were $5,424,932 or $1.14 per share compared to $1.03 per share for the twelve months ended March 31, 2015. Nester attributed the higher year-over-year earnings primarily to improved utility margins, customer growth and lower interest expense.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, RGC Midstream, LLC and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended March 31, 2016 is not indicative of the results to be expected for the fiscal year ending September 30, 2016 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.
Summary financial statements for the second quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015
Revenues	$21,777,773	$26,431,729	$58,295,642	$69,986,769
Cost of sales	11,128,504	16,217,959	27,537,737	40,177,884
Gross margin	10,649,269	10,213,770	30,757,905	29,808,885
Other operating expenses, net	5,199,545	5,341,235	20,396,077	20,275,673
Interest expense	415,940	385,162	1,554,486	1,689,120
Income before income taxes	5,033,784	4,487,373	8,807,342	7,844,092
Income tax expense	1,922,337	1,708,029	3,382,410	3,001,515
Net income	$3,111,447	$2,779,344	$5,424,932	$4,842,577
Net earnings per share of common stock:
Basic	$0.65	$0.59	$1.14	$1.03
Diluted	$0.65	$0.59	$1.14	$1.03
Cash dividends per common share	$0.2025	$0.1925	$0.7900	$0.7550
Weighted average number of common shares outstanding:
Basic	4,759,918	4,724,548	4,743,728	4,720,964
Diluted	4,763,898	4,728,697	4,747,091	4,723,796

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,
Assets	2016	2015
Current assets	$15,027,635	$17,265,990
Total property, plant and equipment, net	124,414,581	113,261,232
Other assets	12,830,941	9,400,402
Total Assets	$152,273,157	$139,927,624
Liabilities and Stockholders’ Equity
Current liabilities	$22,226,896	$19,441,313
Long-term debt	32,157,062	30,311,746
Deferred credits and other liabilities	41,302,793	35,032,111
Total Liabilities	95,686,751	84,785,170
Stockholders’ Equity	56,586,406	55,142,454
Total Liabilities and Stockholders’ Equity	$152,273,157	$139,927,624